                 MAXWELL TECHNOLOGIES, INC.
                    EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is made as of this 30th day of April, 1999, by and between MAXWELL TECHNOLOGIES, INC. a Delaware corporation, ("Company") and THOMAS L. HORGAN ("Executive"). The parties agree with each other as follows:

     1. TERM OF EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ Executive, and Executive agrees to be employed by the Company, for the period commencing on April 1, 1999 and ending on the first to occur of (i) the date on which Executive first qualifies for or elects to receive retirement benefits in accordance with the Company's normal retirement policies and (ii) the date on which this Agreement is terminated by either the Company or Executive pursuant to any subsection of Section 4 hereof.

     2.   DUTIES OF EXECUTIVE.

          (a) Executive shall serve as the President and Chief Executive Officer of the Company and serve in such additional positions as the Company's Board of Directors (the "Board") shall reasonably determine from time to time. In such capacities, Executive shall report to the Board and Executive shall perform the duties and render the services for and on behalf of the Company associated with the positions he shall hold and as may be set forth from time to time in resolutions of, or other directives issued by, the Board or authorized delegate of the Board.

          (b) Executive agrees to perform such duties and render such services to the best of his ability, devoting thereto his entire professional time, attention and energy exclusively to the business and affairs of the Company and its affiliates, as its business and affairs now exist and as they hereafter maybe changed, and shall not during the term of his employment hereunder be engaged in any other business activity, whether or not such business activity is pursued for gain or profit; provided, however, that Executive may serve on (i) civic or charitable boards or committees and (ii) with the prior approval of the Board, boards of corporations or other business enterprises, in each case so long as such activities do not interfere with the performance of Executive's obligations under this Agreement.

          (c) The Company agrees that Executive shall be included in the slate of nominees proposed by the Board in the Company's proxy statements delivered to its shareholders for election to the Board for as long as this Agreement is in effect.

     3. COMPENSATION OF EXECUTIVE. As compensation for the services to be performed under this Agreement:

          (a) BASE SALARY. Effective April 1, 1999, Executive shall be paid a base salary at the initial annual rate of $350,000, payable in installments consistent with the Company's payroll practices, and subject to normal withholding. Executive's base salary shall be reviewed annually prior to each anniversary of this Agreement by the Board or its Compensation Committee and if the Board or Committee determines, in its discretion, that Executive's base salary is to be increased, such increase shall be effective as of such anniversary date;

          (b) ANNUAL BONUS. Executive shall be entitled to an annual bonus which shall be determined as provided in this subsection (b):

               (i) For the Company's fiscal year ending July 31, 1999, Executive's bonus will be determined in accordance with the bonus program previously established for Executive for such fiscal year, but the amount thereof shall be prorated - one half to be based on the level of Executive's annual base salary as in effect through March 31, 1999 and one half to be based on an annual base salary of $350,000.

               (ii) For each subsequent fiscal year of the Company, the Board will set specific financial and non-financial performance targets and the amount of Executive's bonus will range $0 to a maximum amount equal to Executive's annual base salary as in effect for such fiscal year (with a target bonus of 70% of the then effective base salary) depending on the Board's determination of Executive's success in achieving the specified targets.

               (iii) The bonus payable to Executive for each fiscal year, if any is due, shall be paid to Executive, subject to normal withholding, promptly after the completion of the audit of the Company's financial statements for such fiscal year.

          (c) OPTIONS. Upon execution of this Agreement, Executive will be granted options under the Company's 1995 Stock Option Plan to purchase 227,890 shares of the Company's common stock at an exercise price of $25 per share (the "Options"). The Options shall be "non-qualified" stock options, shall be subject to the other terms and conditions specified in the stock option agreement evidencing the same, shall have a term of four years from the date of grant, and shall vest at the rate of 1/48 of the total number thereof on the last day of each month commencing with the month of April, 1999 so long as Executive remains employed with the Company. The Board or its Stock Option Committee will from time to time consider making additional grants to Executive, but the Company shall not be obligated to make any particular grant or grants thereof.

          (d) BENEFITS. Executive shall be entitled to participate in the Company's insurance, health, life insurance, long term disability, dental and medical, and automobile programs as the same may exist from time to time on the terms and conditions applicable to other senior officers of the Company. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time. The Company will reimburse Executive for the reasonable cost of an annual physical examination, if Executive elects to have the same.

          (e) VACATION. Executive shall be entitled to four weeks vacation per year. Such vacation shall be taken at such times as the Company and Executive shall mutually agree, acting reasonably, having regard to the performance of Executive's essential duties to the Company pursuant to the terms of this Agreement. Executive may accumulate unused vacation time from year to year to the extent permitted under the Company's vacation policy for executives as in effect from time to time.

          (f) EXPENSES. Executive shall be reimbursed for all travel and other reasonable out-of-pocket expenses actually incurred by him in connection with the performance of his duties hereunder, subject the Company's expense reimbursement policies as in effect from time to time and to the receipt by the Company of receipts and statements in a form reasonably satisfactory to it.

     4.   TERMINATION.

          (a) TERMINATION BY THE COMPANY FOR CAUSE. Notwithstanding anything to the contrary herein contained, the Company may terminate immediately the employment of Executive without notice and without pay in lieu of notice:

               (i) if Executive commits an act of theft, fraud or material dishonesty or misconduct involving the property or affairs of the Company or the carrying out of Executive's duties; or

               (ii) if Executive is guilty of a material breach or material non-observance of any of the terms or conditions of this Agreement provided that Executive is given written notice of any such breach or non-observance and fails to remedy the same within 15 days of receipt of such notice; or

               (iii) if Executive is convicted of a felony; or

               (iv) if there is a repeated and demonstrated failure on the part of the Executive to perform his duties in a competent manner and Executive fails to remedy the failure within 15 days of receipt of written notice of such failure; or

               (v) if Executive or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Company or any of its subsidiaries is a party or with which it is associated without making disclosure to and obtaining prior written consent of the Company.

     Upon the termination of Executive's employment pursuant to this Subsection
     (a), this Agreement and the employment of Executive hereunder shall be wholly terminated. Upon any such termination, Executive shall have no claim against the Company in respect of his employment for damages or otherwise except in respect of payment of base salary earned, due and owing and unused vacation time to the date of termination.

          (b) TERMINATION BY THE COMPANY WITHOUT CAUSE. Notwithstanding anything herein to the contrary, the Company may terminate Executive's employment hereunder at any time, for any reason or no reason, on not less than 15 days' prior written notice. In the event of termination pursuant to this Subsection (b), Executive will be paid:

               (i) if the termination occurs prior to the second anniversary of the date of this Agreement, an amount equal to two times his annual base salary at the rate in effect on the date of his termination; and

               (ii) if the termination occurs thereafter, an amount equal to the average of the total annual compensation (annual base salary plus bonuses earned, if any, for such years) earned by Executive for the preceding two full fiscal years of the Company prior to the date of termination.

          In addition, if Executive is terminated under this subsection
     (b) prior to the second anniversary of the date of this Agreement, notwithstanding anything to the contrary contained herein or in the applicable stock option agreements, all of the stock options then held by Executive (including the Options) shall continue to vest in accordance with their terms through the second anniversary of the date of this Agreement and shall be exercisable to the extent so vested by Executive on or prior to the 60th day following the second anniversary date of this Agreement.

          (c) TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder at any time, for any reason, upon the giving of not less than 15 days' prior written notice to the Board. In the event of termination by Executive under this clause (c), Executive shall be entitled to receive only his base salary and unused vacation time due him through the effective date of termination. Upon the termination of Executive's employment pursuant to this Subsection (a), this Agreement and the employment of Executive hereunder shall be wholly terminated. Upon any such termination, Executive shall have no claim against the Company in respect of his employment for damages or otherwise except in respect of payment of base salary earned, due and owing and unused vacation time to the date of termination.


          (d) TERMINATION BY THE COMPANY DUE TO DEATH OR DISABILITY. The employment of Executive shall, at the option of the Company, terminate immediately in the event of his death or permanent disability, in which case notice in writing from the Company shall be sent to Executive or his legal representative. In the event of termination under this clause (d), in addition to any disability benefit coverage to which he may be entitled under any disability insurance programs maintained by the Company in which he is a participant, Executive will be paid an amount equal to the difference between (i) six months salary at Executive's annual base salary rate as in effect on the date of the termination under this clause (d) and
     (ii) the amount of disability benefits for a six-month period payable to Executive under the Company's long-term disability program in which he is a participant. Except as provided in the preceding sentence, Executive shall be entitled to no additional compensation under this Agreement following the date of termination under this clause (d), other than base salary earned but not paid, and unused vacation time accrued, through the date of termination. For purposes of this Agreement "permanent disability" shall mean an illness, disease, mental or physical disability or other causes beyond Executive's control which makes Executive incapable of discharging his duties or obligations hereunder, or causes Executive to fail in the performance of his duties hereunder, for six consecutive months, as determined in good faith by the Board based on a report of a physician selected in good faith by the Board.

          (e) TERMINATION BY EXECUTIVE UPON A CHANGE OF CONTROL. In the event that (x) a Change of Control (as hereinafter defined) occurs and (y) at any time after such Change of Control a Triggering Event (as hereinafter defined) shall occur, then unless the Executive shall have given his express written consent to the contrary, Executive may, upon 30 days written notice to the Company, terminate his employment hereunder. In such event Executive shall be entitled to the following:

               (i) Following the date of the Triggering Event, Executive shall be paid two cash payments each to be equal to Executive's annual base salary in effect on the date of the Triggering Event, the first of such payments to be paid within 30 days of the Triggering Event and the second of such payments to be paid on the first anniversary of the date of the Triggering Event, in each case subject to normal withholding.

               (ii) As of the date of the Triggering Event, notwithstanding the vesting schedule set out in Subsection 3(c) above, all of the Options shall thereupon become fully vested; and

               (iii) For a one year period following the date of the Triggering Event, Executive shall be provided with employee benefits substantially identical to those to which Executive was entitled immediately prior to the Triggering Event, subject to any changes or modifications (including reductions or terminations) to the Company's employee benefit and welfare plans that are made generally for all of the Company's senior executives.

                     In the event that the benefits provided for in this Subsection 4(e) to be paid Executive constitute "parachute payments" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall receive
          (a) a payment from the Company sufficient to pay such excise tax and
          (b) an additional payment from the Company sufficient to pay the Federal and California income tax arising from the payment made under clause (a) of this sentence. Unless the Company and Executive otherwise agree, the determination of Executive's excise tax liability and the Federal and California income tax resulting from the payment under clause (a) above shall be made by the Company's independent accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Company and Executive for
          all purposes.   For purposes of making the calculations required by
          this Subsection 4(e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the determinations required by this Subsection 4(e). The Company shall bear the expenses of the Accountants under this Subsection 4(e).

                     For purposes of this Subsection 4(e):

                     (a) Change of Control" means the occurrence of any one of
               the following:    (i) any transaction or series of transactions
               (as a result of a tender offer, merger, consolidation or otherwise) that results in any person, entity or group acting in concert, acquiring "beneficial ownership" (as defined in rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of common equity stock of the Company as shall exceed 50% of such aggregate voting power; or (ii) a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the voting power represented by the voting securities of the Company or such entity outstanding immediately after such merger or consolidation; or (iii) the shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the Company's assets (other than in connection with a sale or disposition to subsidiaries of the Company or in connection with a reorganization or restructuring of the Company); or (iv) there occurs a change in the composition of the Board as a result of which fewer than a majority of the directors are Incumbent Directors (as hereinafter defined). "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the Commencement Date or
               (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors casting votes at the time of such election or nomination.

                     (b) "Triggering Event" means any of the following: (i) the termination by the Company without Cause of Executive's employment pursuant to Subsection 4(a) hereof; (2) the reduction of Executive's annual base salary or annual incentive bonus formula from that in effect on the date of the Change of Control; (3) the removal of Executive as the Company's President and Chief Executive Officer or a material reduction in his duties and responsibilities; or (4) the relocation of Executive's principal place of employment to a location outside San Diego County, California.

          (f) PAYMENTS. Any amounts payable to Executive under this Section 4 shall be paid, unless otherwise specified hereunder, within 30 days of the date the payment obligation accrues and shall be subject to normal withholding.

          (g) EXCLUSIVE RIGHTS. In connection with any termination under Subsection 4(b) or 4(e), Executive shall have no claim against the Company in respect of his employment for damages or otherwise except in respect of the payments and other provisions specified in such Subsections.

          (h) COOPERATION. Upon any termination of employment by the Company or by Executive hereunder, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

     5. RESOLUTION OF DISPUTES. The parties recognize that claims, controversies and disputes may arise out of this Agreement with respect to Executive's employment, termination of employment, or other terms of this Agreement or based on common law or statute, either during the existence of the employment relationship or afterwards. The parties agree that should any such claim, controversy or dispute arise, the parties will use their best efforts to resolve such dispute informally, between them. In the event that any such claim, controversy or dispute between Company and Executive cannot be resolved within thirty (30) days after either party first gives notice in writing that any such claim, controversy or dispute exists, either party may then refer the matter to arbitration before JAMS/ENDISPUTE pursuant to its rules for resolution of employment disputes.

     The parties hereby agree that referral to arbitration shall be the sole recourse of either party under this Agreement with respect to any such claim, controversy or dispute and that the decision of the arbitrator shall be binding on the parties in accordance with applicable law; provided, however, that nothing in this Section 5 shall be construed as precluding either party from bringing an action for injunctive relief or other equitable relief. The parties shall keep confidential the existence of each such the claim, controversy or dispute from third parties (other than arbitrator), and the determination thereof, unless otherwise required by law. Except as provided in the following sentence, such decision rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. In rendering his or her decision, the arbitrator shall be bound to follow California or Federal law, as applicable, in the same manner as would a court of law. Any claim that the arbitrator made a mistake or error in determining or applying the appropriate law shall be subject to judicial review.

     The parties further agree that the party prevailing in the arbitration shall be entitled to its reasonable attorney's fees and that the arbitration itself shall take place within the County of San Diego, California, and that the internal laws of the State of California shall apply.

     6.   GENERAL OBLIGATIONS OF EXECUTIVE.

          (a) Executive agrees and acknowledges that he owes a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company, to not knowingly become involved in a conflict of interest and to not knowingly do any act or knowingly make any statement, oral or written, which would injure the Company's business, its interest or its reputation unless required to do so in any legal proceeding by a competent court with proper jurisdiction.

          (b) Executive agrees to comply at all times with all applicable policies, rules and regulations of the Company, including, without limitation, the Company's policy regarding trading in the Common Stock, as is in effect from time to time.

     7. NO SOLICITATION. Executive agrees that in the event he is no longer employed by the Company, for any reason, he shall not hire, solicit or otherwise cause to be solicited for employment elsewhere, either directly or indirectly, for a period of one year from his termination of employment, any employee, officer or director of the Company or any individual who chooses not to join the Company, provided that Executive participated actively in the recruiting of such individual.

     8. NONCOMPETITION. Executive agrees that for a period of one year following termination of his employment with the Company for any reason, he will not, nor will he permit any entity or other person under his control to, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a shareholder, director, officer, employee, agent, consultant, partner, creditor or otherwise, any business or activity which is competitive with any business or activity engaged in by the Company or any of its subsidiaries or affiliates anywhere within (i) the State of California, or (ii) any other state of the United States and the District of Columbia in which the Company engages in or has engaged in business during the past five years.

     9. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and contains all agreements between them with the exception of the 1995 Stock Option Plan (and any stock option agreements issued thereunder) the other employee benefit and welfare programs maintained by the Company, and the Invention and Secrecy Agreement dated July 1, 1996 previously signed by Executive, which are supplementary to this Agreement and are each deemed to be incorporated herein by reference. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied in this Agreement, and that no agreement, statement or promise not contained in this Agreement shall be valid or binding. Except for the other agreements, plans and programs referred to in this Section 9, this Agreement also supersedes any and all other agreements and contracts whether verbal or in writing relating to the subject matter hereof.

     10. AMENDMENT. Except as otherwise specifically provided herein, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties; provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by the Chairman of the Board on behalf of the Company and by Executive.

     11. INVALIDITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions, and this contract shall be construed in all respects as if such invalid or unenforceable provision has been omitted.

     12. BINDING NATURE. Executive's rights and obligations under this Agreement shall not be assignable, transferable or delegable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be enforceable by, any purchaser of substantially all of the Company's assets, any corporate successor to the Company or any assignee thereof.

     13. ASSISTANCE IN LITIGATION. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party. Except where Executive is a named defendant, Executive shall be paid a reasonable hourly fee to be mutually agreed upon.

     14. INDEMNIFICATION. The Company shall indemnify Executive in accordance with its standard indemnification policy for offices and directors of the Company and as required by applicable law.

     15. NO DUTY TO MITIGATE. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source not paid for by the Company.

     16. CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California except for Sections 7 and 8 hereof which shall be governed by, and interpreted and construed in accordance with, the internal laws (without giving effect to choice of law principles) of the jurisdiction in which either of said Sections is being sought to be enforced.

     17. NOTICES. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and, if given by telegram, telecopy or telex, shall be deemed to have been validly served, given or delivered when sent, if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified, at the following addresses:


          If to Executive to:

          Thomas L. Horgan
          1245 Virginia Way
          La Jolla, California  92037
          Telephone:  (619) 456-1742
          Fax:
              --------------------------

          If to the Company to:


          Maxwell Technologies Inc.
          9275 Sky Park Court
          San Diego, California  92123
          Attn:  General Counsel
          Telephone:  (619) 576-7502
          Fax:  (619) 277-6754

     18. INJUNCTIVE RELIEF. The Company and Executive agree that a breach of any term of this Agreement by Executive would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of Executive's duties or responsibilities hereunder.

     19. RELEASE. If Executive's employment hereunder shall terminate under Subsection 4(b) or 4(e), Executive agrees, as a condition to his entitlement to receive the amounts specified in such Subsections to be due to him, to execute and deliver to the Company a release in the form attached hereto as EXHIBIT A. Such release shall be delivered by Executive at the time of termination, but shall become effective only after Executive has received all payments specified in this Agreement to be due to him from the Company in respect of his termination.

     20. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties to this Agreement may execute this Agreement by signing any such counterpart.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 30th day of April, 1999.

                                   "Company"

                                   MAXWELL TECHNOLOGIES, INC.


                                   By:/s/ Carlton J. Eibl
                                   Director



                                   "Executive"


                                   /s/ Thomas L. Horgan
                                   Thomas L. Horgan